                                                  ANNEX B

Management's Discussion and Analysis or Plan of Operation

FORWARD-LOOKING STATEMENTS:

The following management's discussion and analysis should be read in conjunction with Longdan’s consolidated financial statements and the notes thereto and the other financial information about Longdan and its business appearing elsewhere in this proxy statement and its annexes.

In accordance with Section 21E of the Exchange Act, the following management's discussion and analysis contain forward-looking statements about Longdan based on information provided to us by Longdan. The forward-looking statements are based on what Longdan has advised us represent its current goals, plans, expectations, assumptions, estimates and predictions.

When used in this filing, the words "plan", "believes," "continues," "expects," "anticipates," "estimates," "intends", "should," "would," "could," or "may," and similar expressions are intended to identify forward looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or growths to be materially different from any future results, events or growths expressed or implied in this proxy statement.

The statements made in this proxy statement should be read as being applicable to all forward-looking statements wherever they appear in this filing.  We do not undertake any obligation to update any forward-looking statements made by us.

General

The analysis and other information provided below relates to Hubei Longdan, a Chinese company, the financial results, assets and liabilities of which are consolidated into the financial statements of Longdan based on Hubei Longdan’s status as a variable interest entity (VIE) based on the criteria set forth in FASB Interpretation No. 46 R (Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51).  Through various contractual arrangements, Longdan has absorbed the majority of the risk of loss from Hubei Longdan’s activities and receives a majority of its expected residual returns.

The analysis and other information that we are providing concerning Hubei Longdan and its business have been provided to us by Longdan, its accountants, attorneys and consultants and has been represented to us as accurate and reliable but we have not independently verified any of the information, though nothing has come to our attention that would cause us to believe that it is materially inaccurate or incomplete.

Hubei Longdan is a holding company and, through the period ended December 31, 2006, its revenues are derived exclusively from sales and marketing operations of its ninety percent owned subsidiary, Fuhua.  However, beginning in the quarter ended March 31, 2007, Longdan began to realize certain royalty and consulting income relating to certain of its products licensed to third parties, and it is anticipated that Hubei Longdan will realize income from royalty and consulting services from these products on an ongoing basis.

Trends Affecting the Chinese Pharmaceutical Market:

The principal market for Hubei Longdan’s business is China. China has the world's largest population, totaling nearly 1.3 billion people.  As Chinese living standards improve, the demand for pharmaceutical products grows, exceeding the growth rate for China’s GDP. According to a Chinese government report, China's pharmaceutical sales in 2005 were approximately $48.28 billion, representing an increase of 17% from sales in 2004. The same report estimates that China's pharmaceutical industry will continue to grow at an annual rate of 12% to 15% through 2010. One reason cited by the report for the extended period of robust growth for China's pharmaceutical industry, exceeding that of other industries, is that two-thirds of the Chinese population lives in rural areas, and has little access to health care. In past two decades, over 147 million farmers have moved into China’s urban areas to work and live. Management believes that this large scale internal migration has the potential to create a huge demand for the health care industry including the pharmaceutical industry, that will extend over a longer period of time as a result of pent up demand that will be unleashed as living standards for the population improve.

The Years 2006 and 2005 in Brief

Fuhua, a subsidiary of Hubei Longdan, has been engaged in the business of pharmaceutical sales and marketing since 2001. Fuhua sells almost one thousand different kinds of drugs or Chinese medicines. Fuhua acts as the sales agent for Hubei Huirui Pharmacy (Huirei) for sale of Wolf-Berry Pellets, and Compound Bear Gall Capsules used for the treatment of Hepatitis B, and Indapamide sold under the Longdan brand name. Fuhua’s business has experienced substantial growth in recent years. Fuhua’s products are sold throughout most of  China, and it has substantial sales in sixteen different Chinese provinces.  Fuhua has established forty-eight sales offices throughout China and employs over three hundred sale agents who work through more than six hundred sales networks.

Revenues:

In fiscal 2006, Fuhua had record sales of $16,359,700 compared with $14,368,584  in fiscal 2005, representing a growth in revenues of approximately, representing a growth in revenues of approximately 13.8%.  The increased sales are primarily attributable to a combination of an overall increase in the sale of pharmaceutical products and an increase in sales of drugs having a higher sale price as a percentage of total sales (for example, Fuhua began to sell  Indapamide in 2006 which has a higher sales price than certain other drugs). The unit prices for drugs sold were generally stable in 2006 compared to that in 2005.

Fuhua’s top ten best selling drugs in 2006 were:

•

Compound Bear Gall Capsules, manufactured by  Huirui;

•

Wolf-Berry Pellets manufactured by Huirui;

•

Cefotaxime　Sodium　for　Injection 1.0g manufactured by Shandong Luo Xin Pharmacy;

•

Cloxacillin 1.0g manufactured by Hua Shui Pharmacy;

•

Cefazolin Sodium for Injection 0.5g manufactured by Hua Shui Pharmacy;

•

Ceftriaxone Sodium 1.0g manufactured by Shandong Luo Xin Pharmacy;

•

Sodium Chloride Injection 0.9%*250ml manufactured by Hubei Zhao Ming Pharmacy;

•

Cefotaxime Sodium for Injection 0.5g manufactured by Harbin General Pharmaceutical Manufacturer;

•

Penicillin 800K units manufactured by Hua Shan Pharmacy; and

•

Paracetamol Caftein manufactured by Nan Chang Pharmacy.

Generally, no one drug represented any material amount of Fuhua’s total revenues.  Of the above-mentioned drugs, only Compound Bear Gall Capsules had sales representing as much as 5% of Fuhua’s total revenues. The other drugs each represent approximately 2% to 3% of Fuhua’s total revenues.  Longdan did not derive any revenues from services until the quarter ended March 31, 2007.

Costs of goods sold:

The cost of goods sold has two components: one component is Fuhua’s selling costs relating to the sale of the pharmaceutical products to pharmacies, including transportation and labor. The second component is the cost to purchase manufactures medicines.

Gross Profits

	Year Ended Sept.30,2006	Year Ended Sept.30,2005
Gross Revenues from Product sales	$ 16,359,700	$ 14,368,584
Cost of Product sales	$ 15,058,049	$ 13,228,357
Gross Profits	$ 1,301,651	$ 1,140,222

Fuhua’s gross profits $1,301,651 in 2006 was 7.96% of the revenue, and 14.1% growth over the gross profits $1,140,222 in 2005, which was 7.94% of the revenue. The gross margin rate had a slight positive increase over 2005 due to the increase in sales of higher margin drugs.

In the fiscal year ended September 30, 2006, transportation costs totaled approximately 2% of sales and labor costs totaled about 1%.

We use the first-in, first-out (FIFO) method of inventory valuation. Generally, our inventory turns rapidly (less than 90 days) and, accordingly, we do not write down the value of our inventory.

The gross profit for Hubei Longdan was $1,165,292 in fiscal 2006, and $1,006,920 in fiscal 2005

Operating Expenses:

Selling expenses were $265,266 for fiscal 2006, compared with $243,070 for fiscal 2005. The increase of 9% corresponds to increases in sales.  Selling expenses include commissions paid for sales.

General and Administrative Expenses were $478,308 for fiscal 2006, compared with $316,707 for fiscal 2005. The majority of the 51% increase was due to incurrence of professional service costs of $135,092 relating to the Acquisition. The professional service costs include management (financial) consulting fees, legal fees and auditing fees. We anticipate additional costs attributable to professional service fees in each quarter through closing of the Acquisition. We anticipate that professional service costs thereafter will be less but estimate that our General and Administrative Expenses will increase on an ongoing annual basis at least 30% annually over our past professional fee expenses due to the ongoing accounting and legal expenses relating to compliance with SEC rules, and also anticipate significant increases in other costs relating to public company status.

Interest Income/Expense:

Hubei Longdan’s interest income was $43,785 in fiscal 2006, and $42,805 in fiscal 2005. Interest expense was $(63,369) in fiscal 2006, and $(134,616) in fiscal 2005. The reduction is due to the reduction of amounts outstanding under our short-term bank loan.

Income Taxes:

China taxes corporate income derived from sales at the rate of 33%.  Hubei Longdan paid corporate income taxes of  $321,695 in fiscal 2006, and $236,916 in fiscal 2005, with the increase corresponding to increased profits.  Certain of Hubei Longdan’s income derived from royalties and consulting services relating to pharmaceutical products licensed to third parties is taxed at the rate of 15%.  Hubei Longdan did not derive any income from this source until the quarter ended March 31, 2007.

Minority interest expense:

Hubei Longdan’s minority interest expense has  been proportionally reduced to correspond to the minority equity interest in Fuhua. There was no change in the minority interest in Fuhua in fiscal 2006 compared to 2005. The  amount of minority interest expense $56,626 in 2006, an increase of 15.5% from $49,003 in 2005, attributable to an increase in Fuhua’s income.

Earning per share:

	Year Ended Sept.30, 2006	Year Ended Sept.30, 2005
Consolidated net income	$ 199,153	$ 188,076
Shares Outstanding	61,750,000	47,500,000
Earning Per share	0.003	0.004

After Merger assuming All Series A,B and C Common Stock conversion into shares of Series B Common Stock
Shares Outstanding*	3,115,000	3,115,000
Earning Per share	$ 0.064	$ 0.060

* Only includes shares issuable to Longdan shareholders; approximation

Proceeds from Issuance of Shares:

Proceeds from issuance of shares in fiscal 2006 were $1,801,200.

Special Dividend in 2006:

Under its original business plan, Hubei Longdan had commenced the construction of  a manufacturing facility for the manufacture of pharmaceutical products on certain real property owned by the company. The majority of the funds used in construction was derived from operating revenues and capital contributions made by Hubei Longdan’s shareholders. However, in 2006, management determined that it would be in the best interests of the company and its shareholders to reallocate the company’s resources away from construction of the manufacturing facility because the construction of numerous new pharmaceutical manufacturing plants and other developments in the pharmaceutical industry, including changes in law that made pharmaceutical sales more profitable than pharmaceutical manufacturing, altered the assumptions on which management had made its decision to construct the facility. Accordingly, Hubei

Longdan ceased funding further construction and decided to dividend the unused funds to its shareholders. The total amount distributed in this dividend to its shareholders was $1,715,431.

Because of uncertainty about whether Hubei Longdan’s shareholders owed income taxes on  the dividend distribution, and if so, whether Hubei Longdan was required to collect and pay the taxes on behalf of its sharesholders,  Hubei Longdan’s management determined to increase the amount of the dividend to an amount sufficient to pay any potential tax liability of its shareholders and to hold an additional $505,788 in reserve for the payment of its shareholders’ potential income tax liability in March 2006.  Accordingly, Hubei Longdan recorded a total of $2,251,000 as dividend payments on its consolidated balance sheet for its fiscal year ended September 30, 2006.

In May 2007, Hubei Longdan received an opinion from its tax advisor that it was unnecessary to reserve any amount for payment of taxes on the dividend on its financial statements. The reserve was released in the quarter ended June 30, 2007 and the amount of the dividend paid will be adjusted from $2,251,000  to $1,715,431 in the financial statements for the quarter ended June 30, 2007.

Liquidity and Capital Resources:

Cash and cash equivalents totaled $392,126 at September 30, 2006, compared to $545,367 at September 30, 2005. Short-term investments are placed in banks as deposits.

Net cash provided by operating activities was $396,301 in fiscal 2006 and $247,195 in fiscal 2005. Hubei Longdan’s  net income in fiscal 2006 increased to $255,779 from $237,079 in fiscal 2005. Accounts receivable increased to $206,941 in fiscal 2006 from $45,309 in fiscal 2005, and the taxes payable increased to $620,073 in fiscal 2006  from $118,000 in fiscal 2005 largely because of amounts held for payment of potential income tax liabilities of shareholders attributable to the dividend distribution to shareholders described above.

Net cash  investing activities increased to $1,113,697 in fiscal 2006 from $177,887 in fiscal 2005, primarily because a loan made to the company by a related party in the amount of $1,567,549 was repaid in fiscal 2006.

Financing activities resulted in a decrease of $1,671,575 in fiscal 2006 compared to a decrease of 770,496 in fiscal 2005. Cash provided by financing activities included proceeds of $1,776,975 in fiscal 2006 from issurance of stock, net of the payment of a dividend payment of $(2,221,219) and repayment of  a short term loan in the amount of $1,251,000.  In fiscal 2005, there was a short term loan repayment of $733,800.

Effect of Changes in Exchange Rate:

Hubei Longdan’s revenues are received, and expenses are paid, in Renminbi (“RMB”), the currency used in the PRC.  Although the company’s financial records of revenues and expenses are recorded in RMB, it prepares its financial statement in U.S. dollars.  Accordingly, certain adjustments are required because of the translation of RMB into U.S. dollars. Changes in the exchange rate of RMB for U.S. dollars can affect Hubei Longdan’s financial statements.   From 2001 until June 2005, the exchange rate of the RMB yuan to the U.S. dollar ranged within a narrow band of $0.12080 to 0.12083 to 1 RMB yuan.  Beginning in July 2005, the Chinese government has permitted the value of the yuan to float within a broader range against the dollar and as a result the yuan has slowly risen against the dollar.

In the calculation of the U.S. dollar amounts in Hubei Longdan’s financial statements included as part of the proxy materials and in connection with financial information provided in this MD&A the following exchange rates for the U.S. dollar to the RMB were used:

Exchange Rates Used in Audited Year-End Financial Statements

	September 30, 2006	September 30, 2005

Balance Sheets as at	USD 0.1264:RMB1	USD0.1238:RMB1
Statements of Operations and Cash Flows for the periods ending	USD0.1251:RMB1	USD0.1223:RMB1

Exchange Rates Used in Unaudited Interim Financial Statements

	December 31, 2006	December 31, 2005

Balance Sheets as at	USD 0.1281:RMB 1	USD 0.1239:RMB 1
Statements of Operations and Cash Flows for the periods ending	USD 0.1273:RMB 1	USD 0.1239:RMB 1

	March 31, 2007	March 31, 2006

Balance Sheets as at	USD 0.1293:RMB1	USD 0.1248:RMB 1
Statements of Operations and Cash Flows for the periods ending	USD 0.1279:RMB1	USD 0.1243:RMB 1

Plan of Operations:

Hubei Longdan’s business plan over the next 12 months is to operate and expand its pharmaceutical marketing and sales business, both organically and by acquisition. In addition, the company forecasts that in fiscal 2007 and beyond, it will have an increase in positive cash flow compared to fiscal 2006 due in part to additional revenues that it will derive from the royalty and consulting fees paid by Hubei Huirei for the Longdan drugs licensed to them.  In addition, in fiscal 2007 Longdan will receive the sale proceeds from the sale of its manufacturing facility.

In May 2007 Hubei Longdan and Huirei amended their agreements relating to the license by Hubei Longdan of the rights to Wolf-Berry Pellets, Compound Bear Gall Capsules and Indapamide to Huirei, and the provision of related consulting services to Huirei to extend the agreements until December 2011.

Under the terms of the revised agreements, Huirei has agreed to pay Hubei Longdan an annual amount in royalties for the licenses and service fees for consulting services of : 2,000,000 Yuan (including a 50,000  service fee)  with reference to Wolf-Berry Pellets; 1,500,000 Yuan (including a 30,000 service fee) with reference to Compound Bear Gall Capsules; and 1,350,000 Yuan (including 20,000 service fee) with reference to Indapamide, in each case payable quarterly in arrears, for a five-year period commencing January 1, 2007 and ending December 31, 2011.  Under the terms of the agreements, amounts payable under the agreements will increase by 5% annually each year in the five year period.  The aggregate amount payable under the agreements for three products for the year ended December 31, 2007 is 4,850,000 Yuan (including service fees totalling 100,000).

Payments received from Hurei are anticipated to increase the net profits of Hubei Longdan. In addition, the impact of payments from this source on Hubei Longdan’s net profits is greater than the impact of a comparable increase in revenues from its sales and marketing business because under Chinese law revenues derived from technology transfers and related services are taxed at the rate of 15% compared to the 33% rate applicable to revenues derived from sales and marketing.

In addition to the revenues to be derived from the licensing and consulting arrangement with Hurei, Hubei Longdan anticipates the receipt of revenues from the sale of its partially completed manufacturing facility located in Wuhan, China. On May 26, 2007, Hubei Longdan and Longren, a related party who was in partnership with Hubei Longdan with respect to the manufacturing facility (Longren owns the land on which the facility has been constructed and Hubei Longdan owned the buildings), signed a contract with Wuhan Hongwei Housing Construction LLC (the “Developer”) to sell the land and buildings on the construction site. Under the terms of the agreement, the partially constructed manufacturing buildings will be demolished and the Developer will construct residential housing on the land.

The total purchase price payable is approximately 130,000,000 yuan (approximately $16.9 million) of which Hubei Longdan will receive 49,860,852 yuan (approx. $6.5 million),which includes the repayment of approximately $1,022,020 (as of September 30, 2006) that Hubei Longdan lent to Longren.  The purchase price will be payable in installments over a two-year period subject to earlier payment based on completion  and sale of residential housing on the site.

The purchase price will be payable to Hubei Longdan as follows:

•

an initial payment of 10 million yuan as a deposit, payable within three months after the date on which contract was signed (August 26, 2007);

•

a second payment of 10 million yuan, payable when the Developer commences demolition of the existing building and construction of residential housing;

•

a third payment of 15 million yuan, payable six months after commencement of construction, and the collection of down payments/deposits for the residential housing; and

•

the final payment of 14,860,852 yuan, payable two months after completion of construction and sale of the residential housing.

Hubei Longdan expects to receive 10 million yuan in fiscal 2007, and plans to apply the proceeds to expand its pharmaceutical sales and marketing business by acquisition.

In China’s pharmaceutical sales and marketing industry, there are approximately 12,500 drug-wholesale companies, and more than 160,000 retail sales outlets. Less than 5% of these companies have sales totaling more than $7 million annually. The 10 largest wholesale companies together represent only about 20% of the pharmaceutical sales market, compared to the United States where there are about seventy pharmaceutical sales and marketing companies and the 10 largest by sale volumes account for 96% of total sales. Hubei Longdan views this discrepancies as reflective of the relatively lower efficiency of the sales and marketing industry in China compared to the United States. For example, in China pharmaceutical suppliers, wholesalers and retail merchants are unable to access, use or share the same information about pricing, availability and alternative drug therapies.  They generally do not work together and often work at cross purposes.  Every pharmaceutical distribution company (a network) uses its own codes and one network cannot provide drugs for use by participants in another network.  The lack of a standard coding for drugs in China complicates and confuses the entire drug distribution system.

In this scenario, the Chinese pharmaceutical industry will see significant numbers of business combinations, and for those who survive growth through acquisition is inevitable. Hubei Longdan believes that now is the time to take advantage of the opportunities presently available in the Chinese pharmaceutical industry.

Hubei Longdan recognizes, however, that a growth by acquisition strategy has high risks, including:

•

the inability to identify suitable acquisition candidates at reasonable prices;

•

the need to conduct adequate due diligence prior to the acquisition;

•

the need to negotiate acquisitions on satisfactory terms;

•

the incurrence of debt financing or additional equity financing in connection with acquisitions, resulting in leverage or dilution of current ownership.

In addition, even if Hubei Longdan successfully navigates these risks relating to the acquisition process, Hubei Longdan may not be able to deal with issues relating to the integration of the acquired businesses, including:

•

the potential for disruption of Hubei Longdan’s  business by diverting management’s focus away from day-to-day operations;

•

the need to record write-downs of intangible assets;

•

retention of key employees or customers of an acquired business;

•

compliance with various laws.

Due to these and other risks, Hubei Longdan intends to carefully consider each potential acquisition before entering into a commitment to acquire. At this time, Hubei Longdan is still developing its acquisition strategy and reviewing potential acquisition candidates and has no immediate acquisition targeted. Hubei Longdan intends to disclose additional details about its acquisition strategies as they are developed.

Off-Balance Sheet Arrangements:

As discussed elsewhere, Hubei Longdan, by its own research and through acquisition, has developed several drugs including:

•

Intelligent Chinese Wolf-Berry Pellets (Zhiqi Ke Li), the first and only children blood lead removal drug approved by the Chinese government (approved on January 20, 2003);

•

Compound Bear Gall Capsules for Hepatitis B, which was classified as a National Class Two Protective Variety, and will be protected until June 16, 2010  (issued by the Chinese State Food and Drug Administration on Dec.12, 2003);

•

A generic version of Indapamide Sustained Release tablets. Indapamide was approved by the United States Food and Drug Administration in 1983. Hubei Longdan’s generic version of Indapamide was approved by the Chinese FDA in the December 2005.

Because Hubei Longdan doesn't have any manufacturing facilities, Hubei Longdan agreed to license the manufacturing rights to Hubei Huirei Pharmaceutical Company, a company controlled by the chairman of Hubei Longdan. Under the terms of the agreement, no royalties or other fees were charged until January, 2007.

Hubei Longdan agreed to this arrangement in order to help establish the products and the Hubei Longdan brand in the Chinese pharmaceutical market, notwithstanding that initially Hubei Longdan received no revenues from the arrangement.

However, because of certain labor and other costs, the licensing arrangement resulted in costs totaling $136,359 in fiscal 2006 and $133,307 in fiscal 2005, reducing Hubei Longdan’s net profits in both years.

Inflation:

Hubei Longdan believes that inflation has not in the past and will not in the future, have a material effect on its operations.

Recent Accounting Pronouncements:

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory costs – an amendment of ARB No. 43, Chapter 4.” This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . " This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute.  Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.  This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.  This statement is effective on various dates for the financial statements of the fiscal years ending from December 15, 2006 to December 15, 2008 depending on the type of employers and circumstances.

Management of Hubei Longdan believes that these Statements do not have a material impact on the company’s financial position, results of operations or cash flows

Critical Accounting Policies and Estimates

In connection with the preparation of its consolidated financial statements, Hubei Longdan has made estimates and assumptions about the impact of matters that are inherently uncertain and may change in subsequent periods in accordance with GAAP as adopted and in effect in the United States.  The actual results may vary from these estimates and assumptions.  Hubei Longdan considers the following to be its most critical accounting policies:

Accounts receivable:

Hubei Longdan consistently monitors collections and payments by our customers, and continually makes credit evaluations adjusting the credit limits Hubei Longdan gives to its customers. Based upon payment history and the customer’s credit information, Hubei Longdan reserves against estimated losses.  Although Hubei Longdan’s credit losses have historically approximated estimates and the reserves established.  However, in the pharmaceutical sales business receivables from customers are not always repaid, or are not repaid under the original credit terms, and sometimes accounts receivable aging increase in correspondence to the amount of products purchased by the customer.  Accordingly, Hubei Longdan cannot be assured that all of its receivables are collectible and if collectible that the receivables will be collected in accordance with the original payment terms, including time of collection.

Revenue recognition:

Hubei Longdan recognizes revenue when the following four revenue criteria are met: persuasive evidence of an arrangement exists, products are delivered to the customers or the service has been performed, the selling price is fixed or determinable, and collectibility is reasonably assured. As for the service revenue from related parties (such as Hurei), we recognize such revenues at the time of receipt of payment.

Intangibles assets

Hubei Longdan values its intangibles assets at the cost of acquisition, and amortizes them over their useful lives.  The company periodically reviews these assets for impairment in accordance with SFAS No. 144 "Accounting for Impairment or Disposal of Long-Lived Assets."


ANNEX C

                          LONGDAN  INTERNATIONAL  INC.

                             FINANCIAL  STATEMENTS

   Audited Annual Financial Statements

Report of Independent Registered Public Accounting Firm

Restated Consolidated Balance Sheets as at September 30, 2005 and 2006

Restated Consolidated Statements of Operations for the years ended September 30, 2005 and 2006

Restated Consolidated Statements of Changes in Shareholders’ Equity for the years ended September 30, 2005 and 2006

Restated Consolidated Statements of Cash Flows for the years ended September 30, 2005 and 2006

Notes to Financial Statements

Corrections to Audited Annual Financial Statements

Schedule II – Valuation and Qualifying Accounts

ANNEX D

Unaudited Interim Financial Statements

Consolidated Balance Sheets as of March 31 and September 30,  2006

Consolidated Statements of Operations for the six months ended March 31, 2006 and 2005

Consolidated Statements of Changes in Shareholders’ Equity for the six months ended March 31, 2006 and 2005

Consolidated Statements of Cash Flows for the six months ended March 31, 2006 and 2005

             Notes to Financial Statements

ANNEX E

Pro Forma Combined Balance Sheet and Statement of Income

Pro Forma Combined Balance Sheet (Unaudited)

Pro Forma Combined Statement of Operations (Unaudited)

ANNEX C

Kenne Ruan, CPA, P.C.

      Phone: (203) 824-0441 Fax: (203) 413-4686

40 Hemlock Hollow Road, Woodbridge, CT 06525

                 kruancpa@yahoo.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Longdan International Inc

We have audited the accompanying balance sheets of Longdan International Inc as of September 30, 2006 and 2005, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Longdan International Inc as of September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 20, the Company restated its financial statements for the years ended September 30, 2006 and 2005.

/s/ Kenne Ruan

Kenne Ruan, CPA, P.C.

Woodbridge, Connecticut

August 20, 2007

LONGDAN INTERNATIONAL INC

CONSOLIDATED BALANCE SHEETS

	Sept.30	Sept.30
	2006	2005
	Restated	Restated
CURRENT ASSETS
Cash and cash equivalents	$ 392,126	$ 545,367
Cash in reserve accounts	1,283,200	198,080
Accounts receivable, net of allowance of $55,396 and $54,123	1,197,245	967,828
as of September 30, 2006 and 2005, respectively
Inventory	2,774,419	1,978,120
Prepaid expenses	33,351	74,042
Loan receivable from related parties - short term	618,726	1,551,261
Interst receivable	88,480	43,330

TOTAL CURRENT ASSETS	6,387,547	5,358,028

Fixed assets, net of depreciation of $202,736 and $142,,599	318,180	364,799
as of September 30, 2006 and 2005, respectively
Constructions in progress	4,182,148	4,014,755
Intagible assets, net of accumulated amortization of $597,345 and	780,415	899,304
$450,120 as of September 30, 2006 and 2005, respectively
Loan receivable from related parties - long term	618,727	1,212,000
Other loans receivables - long term	1,236,503	889,433

TOTAL ASSETS	$ 13,523,520	$ 12,738,319

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Short-term loan payble	$ 1,264,000	$ 2,476,000
Notes payable	1,269,195	160,940
Accounts Payable	1,936,444	1,792,926
Accrued expenses and other payables	451,180	389,786
Accrued liabilities - related party	344,536	256,082
Income tax payable	247,975	118,203
Other taxes payable	505,788	6,426

TOTAL CURRENT LIABILITIES	6,019,118	5,200,363

Commitments and Contingencies

Minority Interest in Subsidiary Company	219,480	162,854

SHAREHOLDERS' EQUITY
Common stock, ($0.1208 par value, 1 billion Shares authorized;	7,514,975	5,738,000
61,750,000 and 47,500,000 shares
outstanding as of September 30, 2006, and 2005, respectively)
Statutory reserves	317,979	278,902
Retained earnings	(882,700)	1,178,442
Accumulate other comprehensive income	334,668	179,758

TOTAL SHAREHOLDERS' EQUITY	7,284,922	7,375,102

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$ 13,523,520	$ 12,738,319

The accompanying notes are an integral part of the consolidated financial statements.

                                       LONGDAN INTERNATIONAL INC

                         CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended
	Sept. 30	Sept. 30
	2006	2005
	Restated	Restated

Revenue
Product sales	$ 16,359,700	$ 14,368,584
Services sales	-	-
	16,359,700	14,368,584

Cost of goods sold
Cost of products sold	(15,058,049)	(13,228,357)
Cost of services sold	(136,359)	(133,307)
	(15,194,408)	(13,361,664)

Gross profit	1,165,292	1,006,920

Operating expenses
Selling expenses	(265,266)	(243,070)
General and administractive expenses	(478,308)	(316,707)

Total operating expenses	(743,574)	(559,776)

Income from operations	421,718	447,143

Other income (expenses)
Interest income	43,785	42,805
Finance costs	(63,369)	(134,616)
Other expenses	(20,374)	(1,483)

Total other income	(39,959)	(93,294)

Total consolidated income before income tax	381,759	353,850

Income tax expense	(125,981)	(116,771)

Total consolidated income	255,779	237,079

Minority interest expense	(56,626)	(49,003)

Consolidated net income	$ 199,153	$ 188,076

Basic and diluted earnings per share	$ 0.004	$ 0.004

Weighted average number
of common shares outstanding	55,812,500	47,500,000

The accompanying notes are an integral part of the consolidated financial statements.

                                                       LONGDAN INTERNATIONAL INC
                     CONSOLIDATED STATEMENTS OF CHANGESIN SHAREHOLDERS' EQUITY
                                         FOR YEARS ENDED SEPTEMBER 30, 2006 AND 2005

	Common		Statutory	Statutory		Accumulated
	Stock		capital	welfare	Retained	comprehensive
	Shares	Amount	reserves	reserves	earnings	income	Total

Balances, October 1, 2004	47,500,000	$ 5,738,000	$ 113,530	$113,530	$ 1,042,208	$ -	$ 7,007,268

Foreign currency translation						179,758	179,758
Net income					188,076		188,076
Transfer to statutory reserves			25,921	25,921	(51,842)		-

Balances, September 30, 2005	47,500,000	$ 5,738,000	$ 139,451	$139,451	$ 1,178,442	$ 179,758	$ 7,375,102

Foreign currency translation						$ 154,910	154,910
Foreign currency translation
Net income					199,153		199,153
Transfer to statutory reserves			19,539	19,538	(39,077)		-
Proceeds from issuance of shares	14,250,000	1,776,975					1,776,975
Dividends paid					(2,221,219)		(2,221,219)

Balances, September 30, 2006	61,750,000	$ 7,514,975	$ 158,990	$158,989	$ (882,700)	$ 334,668	$ 7,284,922

The accompanying notes are an integral part of the consolidated financial statements.

                 LONGDAN INTERNATIONAL INC

            CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended	Year ended
	Sept. 30,	Sept. 30,
	2006	2005
	Restated	Restated
Cash flows from operating activities
Net income	$ 255,779	$ 237,079
Adjustment to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	192,914	187,418
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(206,941)	45,309
Inventories	(746,994)	(776,382)
Prepaid expenses	41,812	164,603
Increase (decrease) in:
Accounts payable	104,775	72,774
Accrued expenses and other payable	52,661	117,987
Accrued liabilities - related party	82,222	80,382
Taxes payable	620,073	118,025

Net cash provided by operating activities	396,301	247,195

Cash flows from investing activities
Purchase of property, plant and equipment	(2,832)	(23,554)
(Increase) in construction in process	(82,222)	(130,032)
(Increase) decrease in loan receivable from related parties	1,567,549	333,866
(Increase) in other loan receivable	(368,798)	(2,393)

Net cash provided by (used in) investing activities	1,113,697	177,887

Cash flows from financing activities
(Decrease) in Short-term loan payment	(1,251,000)	(733,800)
Increase (decrease) in notes payable	1,093,512	(180,944)
Decrease (increase) in cash in reserve accounts	(1,069,843)	144,254
Dividends paid	(2,221,219)	-
Proceeds from issuance of shares	1,776,975	-

Net decrease in financing activities	(1,671,575)	(770,490)

Effect of exchange rate changes on cash	8,335	17,452

Net increase (decrease) in cash	(161,576)	(345,408)
Cash - beginning of the year	545,367	873,323

Cash - end of the year	$ 392,126	$ 545,367

Supplemental disclosure information
Finance cost paid	$ -	$ -
Income taxes paid	$ -	$ -

The accompanying notes are an integral part of the consolidated financial statements.

LONGDAN INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND 2005

1. ORGANIZATION AND BASIS OF PRESENTATION

Longdan International Inc (“Longdan International” or “the Company”) was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984. Longdan International Inc has not conducted any substantive operations of its own, and conducts it’s primary business operations through its variable interest entity (“VIE”), Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”). Hubei Longdan was established on November 19, 1998 as a limited liability company without shares, and on December 1, 2000, reorganized to a stock limited corporation by shares, under the company laws of the People’s Republic of China (“PRC” or “China”). According to the Company Law of the PRC, a “limited liability company” is a company whose owners shall assume liability towards the company to the extent of their respective capital contributions, whereas a stock limited company is a company having its total capital divided into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on November 21, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of Hubei Fuhua.

Hubei Longdan, through Hubei Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products. The Company’s geographic market is in the People’s Republic of China (“PRC”).

PRC law, rules and regulations currently have limits on foreign ownership of companies. To comply with these foreign ownership restrictions, and make the reverse merger practicable, on December 20, 2006, the Company entered into certain exclusive agreements with Hubei Longdan and its shareholders. Hubei Longdan holds the licenses and permits necessary to engage in the sale of pharmaceutical products in China. Pursuant to these agreements, the Company provides exclusive technology consulting and other general business operation services to Hubei Longdan in return of consulting service fees that are equal to Hubei Longdan’s net profits. In addition, Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to the Company, irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Hubei Longdan and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by the Company. Through these contractual arrangements, the Company has the ability to substantially influence Hubei Longdan’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder’s approval.

As a result of these contractual arrangements, which obligates the Company to absorb a majority of the risk of loss from Hubei Longdan’s activities and enable the Company to receive a majority of its expected residual returns, the Company believes Hubei Longdan as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Hubei Longdan do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Hubei Longdan. Accordingly, the Company consolidates Hubei Longdan’s results, assets and liabilities in the accompanying financial statements.

The Company’s consolidated assets do not include any collateral for Hubei Longdan’s obligations. The creditors of Hubei Longdan do not have recourse to the general credit of the Company.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its variable interest entity. All significant inter-company transactions and balances between the Company, its subsidiaries and its VIE are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for any doubtful accounts.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. As of September 30, 2006 and 2005, the balances of accounts receivables, net of allowances, were $1,197,245 and $967,828, respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is calculated based on first-in first-out method; market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or based on prevailing market conditions. Costs of inventories include purchase and related freight costs.

Property, plant and equipment

Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and motor vehicles      10   years

Office equipment                            5   years

Construction in progress

Construction in progress includes direct costs of construction of the building, rent cost and interest for the loan used in the constructions. Construction in progress is not depreciated until the assets are completed and ready for operation.

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful life (10 years) of the intangible asset.

Revenue recognition

Revenues of the Company include sales of pharmaceutical products in China. Sales are recognized based on the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

One source of revenues is from the purchases for resale. No return allowance is made as sales are not normally returnable. Assignment sales are recognized only when actual sales occur based on the above criteria. Revenues are presented net of value added taxes (VAT).

Another potential source of revenues is the service revenue, which is the income of transferring the manufacturing rights of three medicines: Intelligent Chinese Wolf-Berry Pellet, the Compound Bear Gall Capsule for Hepatitis B, and Indapamide, to Hubei Huirei. There was no revenue recorded for the service sold until the quarter ending on March 31, 2007. Compared with the Financial Statement filed on April 6, 2007 in Pre 14A, the service revenue has been eliminated for the years ended September 30, 2006 and 2005, as explained in Note 20 below.

Advertising expenses

Advertising expenses are expensed to operations in the period incurred. The advertising expenses incurred for the years ended September 30, 2006 and 2005, were insignificant.

Income taxes

The company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when it is more likely than that some or all of the deferred tax assets will not be realized.

Foreign currency translation

The Company determines its functional currency based on the criteria of SFAS 52, Foreign Currency Translation and has determined RMB to be their functional currency. Financial statements are translated using a current rate method. For assets and liabilities, the exchange rate at the balance sheet date is used. For revenues, expenses, gains, and losses, the appropriately weighted average exchange rate for the period may be used to translate those elements. Translation adjustments are reported separately and accumulated as a separate component of equity.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently Issued Accounting Pronouncements

In November 2004, FASB issued SFAS No. 151, “Inventory costs – an amendment of ARB No. 43, Chapter 4”. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges . . . " This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005

In December 2004, FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions – an amendment of FASB Statements No.66 and 67”. This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29”. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”.  This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). A nonpublic entity, likewise, will measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances.

This statement is effective for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005; for public entities that file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after December 15, 2005; for nonpublic entities—as of the beginning of the first annual reporting period that begins after December 15, 2005.

In March 2005, the FASB published FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that the term, conditional asset retirement obligations, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of the Company’s fiscal 2006. The adoption of this Interpretation is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

 In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140”. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.

This statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This Statement improves financial reporting by requiring an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This statement is effective on various dates for the financial statements of the fiscal years ending from December 15, 2006 to December 15, 2008 depending on the type of employers and circumstances.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.

Management of the Company believes that these statements do not have a material impact on the Company’s financial position, results of operations or cash flows except SFAS 154 “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”.

3.

CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents consist of cash on hand and funds in operating bank accounts, excluding cash in cash reserve accounts. The cash balances at September 30, 2006 and 2005 were $392,126 and $545,367, respectively.

4.

CASH IN CASH RESERVE ACCOUNTS

A significant amount of cash was deposited in the reserve accounts. Numerous notes were issued to the vendors against those accounts. The cash in those accounts was actually reserved to satisfy the notes issued. The total cash balances in those reserve accounts were $1,283,200 and $198,080 as of September 30, 2006 and 2005, respectively.

5.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily of cash and cash equivalents and accounts receivable.  As of September 30, 2006, substantially all of the Company’s cash and cash equivalents were managed by financial institutions. Accounts receivables are typically unsecured, and derived from revenue earned from customers in China. The risk with respect to accounts receivables is mitigated by ongoing monitoring process on outstanding balances.

6.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, etc.

7.

INVENTORY

Inventory consists of products purchased and related freight costs. Inventory balances as of September 30, 2005 and 2006 were as follows:

2005

 $ 1,978,120

2006

 $ 2,774,419

8.

PREPAID EXPENSES

The prepaid expenses are deposits to vendor accounts for the pharmaceutical products for sale. The balances as of September 30, 2006 and 2005 were $33,351 and $74,042, respectively.

9.

RELATED PARTY TRANSACTIONS

The Company had transactions in the ordinary course of business with numerous related parties such as stockholders, directors, senior officers and its associates. Listed below is a summary of the balances, consisting of both short term and long-term , with the Company's   related parties :

                                                                                         Years Ended

                                                                     Sept.30, 2006                            Sept.30,2005

Longren Limited Liability Co.

$ 1,022,020

$ 2,481,692

Huirui Pharmacy Co

      135,708

      168,819

Others

        79,725

      112,750

Total

    $  1,237,453

   $ 2,763,261

There were no specific terms or interest charges for these loans receivable from the related parties, and  management of the Company was confident on the collectibility of these loans.

The Company, through its VIE, had entered three lease agreements with Longren Limited Co. The lease terms and minimum lease commitments are illustrated as follows:

Lease Number	Description	Term	Beginning	Ending	Annual Payment

Lease 1	Office	15 years	3/1/2001	3/1/2016	$ 3,792
Lease 2	Office	10 years	6/1/2001	5/31/2011	1,820

Lease 3	Land	20 years	8/9/2002	8/8/2022	113,760

Note: According to original Lease 3, the lessor starts to charge the Company from December 31, 2007. In May 2007, the Company sold the building (recorded as construction-in-progress) which the land is rented for, so the lease was then ended (agreed by both sides) before collection of rent periods begin. Accordingly, the minimum lease payments listed below do not include Lease 3.

The minimum lease payments for the next five years and there after are as follows:

Year	Lease 1	Lease 2	Total

2007	3,792	1,820	5,612
2008	3,792	1,820	5,612
2009	3,792	1,820	5,612
2010	3,792	1,820	5,612
2011	3,792	1,213	5,005
Thereafter	20,540	-	20,540

Grand Total	39,500	8,493	47,993

Rent Expenses. Rent expenses are calculated based on a straight-line method. As indicated above, the Company signed all three rental leases with its affiliate Longren Limited Liability Co. The rent expenses for the first two leases are $5,612 for the years ended September 30, 2006 and 2005, respectively. The rent of the third lease is for the land used for the building in construction. The cost of the annual rent of $83,076 based on the straight-line method has been capitalized for the years ended September 30, 2006 and 2005, respectively (see Note 12 for additional information).

Off-Balance Sheet Arrangements:

            Longdan, by the research and acquisitions, has developed several medicines such as:

•

Intelligent Chinese Wolf-Berry Pellet (Zhiqi Ke Li), the first and only children blood lead removal drug approved by the   Chinese government on January 20, 2003;

•

Compound Bear Gall Capsule for Hepatitis B, which was classified as a National Class Two Protective Variety, and will be protected until June 16, 2010, issued by the Chinese State Food and Drug Administration on Dec.12, 2003;

•

Generic drug: Indapamide Sustained Release tablets with its own variety. Indapamide was approved by the FDA of USA in 1983. Longdan got its generic version of Indapamide approval by the Chinese FDA in the December of 2005.

             Longdan itself doesn't have any manufacturing facility in operation, Longdan offered the manufacturing rights to Hubei Huirei

             Pharmaceutical Company, a related party of Hubei Longdan, at no charge at earlier stage until January, 2007.

Although these products sales carried out Longdan's name to the market, they didn't have any revenue contribution to Longdan until January, 2007. Under the terms of the revised agreements, between Longdan and Huirei in May 2007, Huirei agrees to pay Longdan  an annual amount in royalties for the licenses and service fees for consulting services of : $258,600(including a $6,465 service fee)  with reference to Wolf-Berry Pellets; $193,950 (including a $3,879 service fee) with reference to Compound Bear Gall Capsules; and $174,555 (including $2,586 service fee) with reference to Indapamide.

The payment began on January 1, 2007 and payable quarterly. The total paid period is five years from January 1, 2007 to

             December 31, 2011. The annual service fee of three products of

$627,105 (including labor fee $12,930) will increase by 5%

             annually in the five year period.

 After December 31, 2011 both parties would renegotiate the new contracts.

 Longdan is liable for the design quality of the three products.

10.

OTHER LOANS AND INTERST RECEIVABLES

Other Loans Receivable contains loans receivables from other companies and individuals that the Company has business relationship with. There are no formal loan agreements, but the company charges those companies interest from 1% to 5%. As of September 30, 2006 and 2005, the balances of Other Loans Receivables were as follows:

Other Loans Receivable:

2006

                                       $1,236,503

2005

$   889,433

Interest Receivable:

2006                                             $88,480

2005

 $43,330

11.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of September 30,

	2006	2005

Machinery & equipment	$ 380,301	$ 372,478
Motor vehicles and other transportation equipment	$ 55,109	$ 53,976
Office equipment	$ 85,506	$ 80,944

	$ 520,916	$ 507,398

Less: Accumulated depreciation	$ (202,736)	$ (142,599)

$ 318,180	$ 364,799

The depreciation expenses on property, plant and equipment for the years ended September 30, 2006 and 2005 were $56,554, and $55,349, respectively.

12.

CONSTRUCTION IN PROGRESS

The construction in progress represents a pharmaceutical manufacturing facility. It consists of a four story building with 300,000 square footage. The facility has been equipped with most recent technology in the industry. It costs almost $4.2 million.

The project started late 2000 and the construction was completed in December 2005. Due to the delay of the inspection and approval procedures, the facility was not ready for use as of the date of this report has been issued. The Company is still make efforts to get those procedures completed and before it can be ready for use.

In addition to the actual costs for the construction for the facility, the Company also capitalizes rents, interests, and other direct costs. The breakdown of the costs of the construction in progress is as follows:

For the periods ended September 30,

                                                      2006                                 2005

    Building and equipment

$3,313,845

$3,245,680

    Rents

  344,536

     256,082

    Loan interests

   482,636

     472,709

Other (including legal)

     41,131

       40,285

    Total

$4,182,148

$4,014,755

13.

INTAGIBLE ASSETS

The Company’s VIE Hubei Longdan acquired numerous pharmaceutical patents from 2000 to 2004 in order for the company to produce certain medicines. Intangibles assets: The Company values the intangibles assets at their acquired prices. The intangible assets are also amortized over their useful  lives and  reviewed  for  impairment  in  accordance  with SFAS No.  144 "Accounting for Impairment or Disposal of Long-Lived Assets."

According to the agreements, the useful life of all the intangible assets is ten years starting from the date of the agreement. The intangible assets consist of the following as of September 30,

	2006	2005

Permit of medicines	$ 1,011,200	$ 990,400
Production rights of certain medicines	366,560	359,020

	1,377,760	1,349,420

Less: Accumulated depreciation	(597,345)	(450,116)

	$ 780,415	$ 899,304

The amortization expenses on the intangible assets for the years ended September 30, 2006 and 2005 were $133,359 and $133,307, respectively.

14.

SHORT-TERM LOAN PAYABLE AND RELATED INTESEST EXPENSES

The Company obtained a short-term loan from Bank of China on July 24, 2004 with the original amount of $3,998,480 (exchange rate at $1=8.28 yuan on the date of the loan) to be used to purchase materials, supplies and equipment. The loan was guaranteed by its affiliate Longren Limited Co. The term of the loan was one year with an annual interest rate of 5.3%. The loan has been extended every year and the due date per last extension is July 23, 2007. As of September 30, 2006 and 2005, the balances of the short-term loan payable were $1,264,000 and $2,476,000, respectively, and the interest expenses for the years ended September 30, 2006 and 2005 were $63,369 and $134,616, respectively.

15.

NOTES PAYABLE

Notes Payable consists of numerous notes issued for payments to the vendors for the pharmaceutical products the Company purchased. Those notes were guarantied with cash deposits in the bank (See Note 4). The balances of Notes Payable as of September 30, 2006 and 2005, were $1,269,195 and $160,940, respectively. The due dates for those notes are typically from three to six months.

16.

ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables contain interest accrual and other accruals and payables such as payroll and benefit accruals, miscellaneous payables, etc. Accrued expenses and other payables consist of the following as of September 30,

	2006	2005

Interest accrual	$ 241,265	$ 165,087
Other accruals and payables	209,915	224,699

	$ 451,180	$ 389,786

17.

STAUTORY RESERVES

The PRC Company Law requires companies to make certain appropriations before distributing dividends. Statutory reserves include reserves of both capital and welfare. Allocations of the income after tax are at least 10% to the statutory reserve, and 5% to 10% to the welfare reserves. The capital reserve is used to offset the future losses while the welfare reserve is used for capital expenditures for the collective benefits of the Company’s employees.

The balances of the statutory reserves were the following as of September 30,

	2006	2005

Statutory capital reserve	$ 158,990	$ 139,451
Statutory common welfare fund	158,989	139,451

	$ 317,979	$ 278,902

18.

INCOME TAXES

The Company is a tax exempt company, incorporated  in Nevis Islands and conducts all of its business through its PRC’s VIE- Hubei Longdan.

Hubei Longdan and its subsidiaries are subject to taxes in the PRC. Huei Longdan’s income from sales of pharmaceutical products is subject to income tax at the rate of 33%. The income tax liabilities for the years ended September 30, 2006 and 2005 were $125,981 and $116,771, respectively; the balances of income tax payable as of September 30, 2006 and 2005 were $247,975 and 118,203, respectively.

The provision for taxes on earnings consisted of:

Current PRC income tax expense

2006

   2005

Enterprise income tax

$  125,981

$   116,771

The following is the reconciliation of the U.S. statutory rates to the Company’s effective rates as of September 30,

2006

  2005

U.S. Statutory rate

34.0%

34.0%

Foreign income not recognized in USA

(34.0)

(34.0)

China income taxes

33.0

33.0

Total provision for income taxes

33.0%

33.0%

No significant deferred tax liabilities or assets existed as of September 30, 2006 or 2005.

19.

OTHER TAXES PAYABLE

Other taxes payable contains individual income tax withholding and other taxes such as education tax, city tax extra. As of September 30, 2006 and 2005, the balances were $505,788 and $6,426, respectively. $450,300 of the $505,788 represents the individual income tax withholding for the dividends payment in March 2006.

20.

 RESTATEMENTS OF FINANCIAL STATEMENTS

In August 2007, the Company restated the financial statements for the years ended September 30, 2006 and 2005, to correct some errors in the financial statements issued and filed with the preliminary proxy statement in April. The errors that have been corrected in the restated financial statements are as follows:

(1)  Service revenue has been eliminated from its related party Huirei. More and more factors indicated that the collection of  the revenue from Huirei is remote and management is not as confident as before that all four criteria have been met to recognize the revenue from Huirei for the years ended September 30, 2006 and 2005. The amount and net effect of this elimination are disclosed below coded (1).

(2)   The consulting fee of $135,092 has been moved from the quarter ended December 31, 2006, to the year ended September 30, 2006, to record the expenses for the period that occurred. The amount and net effect is disclosed below coded  (2).

(3)  Due to clerical reasons, the financial statements filed with the preliminary proxy in April 2007 was not the final version at

the time of the filing, so numerous clerical modifications, classifications and updates of capitalizations and depreciation   were not reflected on that version. The amounts and net effects of these corrections are disclosed below code (3).

The following financial statement line items are affected by the above corrections.

             (this space intent to leave blank)

BALANCE SHEET AS OF SEPTEMBER 30 2006

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code
CURRENT ASSETS
Cash and cash equivalents	1,675,326	392,126	(1,283,200)	(3)
Cash in reserve accounts		1,283,200	1,283,200	(3)
Loan receivable from related parties-short term	2,502,701	618,726	(1,883,975)	(1)(3)
Other loans receivable	1,236,503		(1,236,503)	(3)
Other current assets line items	4,093,495	4,093,495
TOTAL CURRENT ASSETS	9,508,025	6,387,547	(3,120,478)

Fixed assets, net	318,180	318,180
Constructions in progress	3,837,612	4,182,148	344,536	(3)
Intangible assets, net	780,415	780,415
Loan receivable from related parties - long term		618,727	618,727	(3)
Other loans receivables - long term		1,236,503	1,236,503	(3)

TOTAL ASSETS	14,444,232	13,523,520	(920,712)

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Accrued liabilities - related party		344,536	344,536	(3)
Income tax payable	583,358	247,975	(335,383)	(1)(2)
Other current liabilities line items	5,426,607	5,426,607

TOTAL CURRENT LIABILITIES	6,009,965	6,019,118	9,153

Minority Interest in Subsidiary Company		219,480	219,480	(3)

SHAREHOLDERS' EQUITY
Common stock	7,514,975	7,514,975
Statutory reserves	317,979	317,979
Retained earnings	30,038	(882,700)	(912,738)	(1)
Accumulate other comprehensive income	351,795	334,668	(17,127)	(1)
Noncontrolling interest	219,480		(219,480)	(3)
TOTAL SHAREHOLDERS' EQUITY	8,434,267	7,284,922	(1,149,345)

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	14,444,232	13,523,520	(920,712)

BALANCE SHEET AS OF SEPTEMBER 30 2005

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code
CURRENT ASSETS
Cash and cash equivalents	743,447	545,367	(198,080)	(3)
Cash in reserve accounts		198,080	198,080	(3)
Loan receivable from related parties - short term	3,232,462	1,551,261	(1,681,201)	(1)(3)
Other loans receivable	889,433		(889,433)	(3)
Other current assets line items	3,063,319	3,063,320	1
TOTAL CURRENT ASSETS	7,928,661	5,358,028	(2,570,633)

Fixed assets, net	364,799	364,799
Constructions in progress	3,758,674	4,014,755	256,081	(3)
Intangible assets, net	899,304	899,304
Loan receivable from related parties - long term		1,212,000	1,212,000	(3)
Other loans receivables - long term		889,433	889,433	(3)

TOTAL ASSETS	12,951,438	12,738,319	(213,119)

LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES
Accrued liabilities - related party		256,082	256,082	(3)
Income tax payable	253,006	118,203	(134,803)	(1)(2)
Other current liability line items	4,826,078	4,826,078

TOTAL CURRENT LIABILITIES	5,079,084	5,200,363	121,279

Minority Interest in Subsidiary Company		162,854	162,854	(3)

SHAREHOLDERS' EQUITY
Common stock	5,738,000	5,738,000
Statutory reserves	278,902	278,902
Retained earnings	1,508,789	1,178,442	(330,347)	(1)
Accumulate other comprehensive income	183,809	179,758	(4,051)	(1)
Noncontrolling interest	162,854		(162,854)	(3)
TOTAL SHAREHOLDERS' EQUITY	7,872,354	7,375,102	(497,252)

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	12,951,438	12,738,319	(213,119)

Income Statement Year Ended September 30, 2006

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code

Revenue
Product sales	$16,359,700	$16,359,700	$0
Services sales
	$16,359,700	$16,359,700
Cost of goods sold
Cost of products sold	(15,058,049)	(15,058,049)
Cost of services sold		(136,359)	(136,359)	(1)
	(15,058,049)	(15,194,408)	(136,359)

Gross profit	1,301,651	1,165,292	(136,359)

Operating expenses
Selling expenses	(265,266)	(265,266)
General and administrative expenses	(343,216)	(478,308)	(135,092)	(2)
Total operating expenses	(608,482)	(743,574)	(135,092)

Income from operations	693,169	421,718	(271,451)

Other income (expenses)	506,655		(506,655)	(1)
Interest income	43,785	43,785
Finance costs	(63,369)	(63,369)
Other expenses	(20,374)	(20,374)
Total other income	466,697	(39,959)	(506,656)

Total consolidated income before income tax	1,159,866	381,759	(778,107)

Income tax expense	(321,695)	(125,981)	195,714	(1)(2)
Total consolidated income	838,171	255,779	(582,392)

Minority interest expense	(56,626)	(56,626)

Consolidated net income	781,545	199,153	(582,392)

Income Statement Year Ended September 30, 2005

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code
Revenue
Product sales	14,368,584	14,368,584	-
Services sales	-	-
	14,368,584	14,368,584	-
Cost of goods sold
Cost of products sold	(13,228,357)	(13,228,357)	-
Cost of services sold		(133,307)	(133,307)	(1)
	(13,228,357)	(13,361,664)	(133,307)

Gross profit	1,140,227	1,006,920	(133,307)

Operating expenses
Selling expenses	(243,070)	(243,070)	-
General and administrative expenses	(316,707)	(316,707)	-

Total operating expenses	(559,776)	(559,776)	-

Income from operations	580,450	447,143	(133,307)

Other income (expenses)	330,210		(330,210)	(1)
Interest income	42,805	42,805	-
Finance costs	(134,616)	(134,616)	-
Other expenses	(1,483)	(1,483)	-
Total other income	236,916	(93,294)	(330,210)

Total consolidated income before income tax	817,366	353,850	(463,516)

Income tax expense	(249,941)	(116,771)	133,170	(1)(2)
Total consolidated income	567,425	237,079	(330,346)

Minority interest expense	(49,003)	(49,003)	-

Consolidated net income	$518,422	$188,076	(330,346)

Statement Of Cash Flow, year ended September 30,2006

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code

Cash flows from operating activities
Net income	838,170	255,779	(582,391)	(1)(2)
Adjustment to reconcile net income to net cash provided by
(used in) operating activities
Depreciation and amortization	192,913	192,914	1	(3)
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(206,941)	(206,941)	-
Inventories	(746,994)	(746,994)	-
Prepaid expenses and other assets	462,458	41,812	(420,646)	(3)
Increase (decrease) in:
Accounts payable	104,776	104,775		(1)(3)
Accrued expenses and other payable	1,146,173	52,661	(1,093,512)	(3)
Accrued liabilities - related party	-	82,222	82,222	(3)
Taxes payable	815,787	620,073	(195,714)	(1)(2)

Net cash provided by operating activities	2,606,342	396,301	(2,210,041)

Cash flows from investing activities
Purchase of property, plant and equipment	(2,862)	(2,832)	30	(3)
(Increase) in construction in process		(82,222)	(82,222)	(3)
(Increase) decrease in loan receivable from related parties		1,567,549	1,567,549	(3)
(Increase) in other loan receivable		(368,798)	(368,798)	(3)

Net cash provided by (used in) investing activities	(2,862)	1,113,697	1,116,559

Cash flows from financing activities
(Decrease) in Short-term loan payment	(1,264,000)	(1,251,000)	13,000	(3)
Increase (decrease) in notes payable		1,093,512	1,093,512	(3)
Decrease (increase) in cash in reserve accounts		(1,069,843)	(1,069,843)	(3)
Dividends paid	(2,251,500)	(2,221,219)	30,281	(3)
Proceeds from issuance of shares	1,801,200	1,776,975	(24,225)	(3)

Net decrease in financing activities	(1,714,300)	(1,671,575)	42,725

Effect of exchange rate changes on cash	42,699	8,335	(34,364)

Net increase (decrease) in cash	889,180	(161,576)	(1,050,756)	(3)
Cash - beginning of the year	743,447	545,367	(198,080)	(3)

Cash - end of the year	1,675,326	392,126	(1,283,200)

Statement Of Cash Flow, year ended September 30,2005

	As Originally	As	Effect of	Correction
	Reported	Adjusted	Correction	Code

Cash flows from operating activities
Net income	567,426	237,079	(330,347)	(1)(2)
Adjustment to reconcile net income to net cash provided by
(used in) operating activities

Depreciation and amortization	187,418	187,418	-	(3)
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	60,358	45,309	(15,049)
Inventories	(776,382)	(776,382)	-
Prepaid expenses and other assets	306,068	164,603	(141,465)	(3)
Increase (decrease) in:
Accounts payable	72,774	72,774	-	(3)
Accrued expenses and other payable	(62,958)	117,987	180,945	(3)
Accrued liabilities - related party	-	80,382	80,382	(3)
Taxes payable	(37,362)	118,025	155,387	(1)(2)

Net cash provided by operating activities	317,341	247,195	(70,147)
Cash flows from investing activities
Purchase of property, plant and equipment	(74,103)	(23,554)	50,549	(3)
(Increase) in construction in process		(130,032)	(130,032)	(3)
(Increase) decrease in loan receivable from related parties		333,866	333,866	(3)
(Increase) in other loan receivable		(2,393)	(2,393)	(3)

Net cash provided by (used in) investing activities	(74,103)	177,887	251,990

Cash flows from financing activities
(Decrease) in Short-term loan payment	(742,800)	(733,800)	9,000	(3)
Increase (decrease) in notes payable		(180,944)	(180,944)	(3)
Decrease (increase) in cash in reserve accounts		144,254	144,254	(3)

Net decrease in financing activities	(742,800)	(770,490)	(27,690)

Effect of exchange rate changes on cash	33,919	17,452	(16,467)

Net increase (decrease) in cash	(499,561)	(345,408)	154,153	(3)
Cash - beginning of the year	1,209,089	873,323	(335,766)	(3)

Cash - end of the year	743,447	545,367	(198,080)

21.

Subsequent Events

In May 2007, the Company signed a sales agreement with Wuhan Hongwei Real Estate Development Company Ltd. (Hongwei) and sold its newly constructed building to Hongwei. This building is recorded as construction-in-progress on the financial statements for the years ended September 30, 2006 and 2005. The financial impact of this sale will be reflected on the financial statements for the nine months ended June 30, 2007.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS:

		Years ended September 30, 2006 and 2005

Classification	Balance at beginning of year	Additions charged to costs and expenses	Deductions	Other	Balance at end of year

Allowance for Doutful Accounts

2005	41,575	16,499	(4,862)	1,118	54,123
2006	54,123	6,176	(5,916)	1,012	55,396

(a) Deductions represent receivables that were charged off to the allowance during the year.
(b) Other represents increases due to exchange rates.

                                                              ANNEX D

                                                               UNAUDITED  INTERIM  FINANCIAL  STATEMENTS

                                                                             LONGDAN INTERNATIONAL INC

                                     CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2007 AND SEPTEMBER 30, 2006

	March 31	September 30
	2007	2006
	Unaudited	Audited
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 305,341	$ 392,126
Cash in cash reserve accounts	2,141,589	1,283,200
Accounts receivable, net of allowance for doubtful accounts of	1,784,941	1,197,245
$80,376 & $55,396 as of March 31,07 & Sept. 30, 06, respectively
Inventory	2,817,909	2,774,419
Prepaid expenses	27,877	33,351
Loan receivable from related parties - short term	470,892	618,727
Interest receivable	90,510	88,480

TOTAL CURRENT ASSETS	7,639,059	6,387,547

Fixed assets, net	298,592	318,180
Constructions in progress	4,320,591	4,182,148
Intangible assets, net	727,851	780,415
Loan receivable from related parties - long term	621,526	618,727
Other loans receivable	1,252,030	1,236,503

TOTAL ASSETS	$ 14,859,649	$ 13,523,520

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Short-term loan payable	$ 1,293,000	$ 1,264,000
Notes payable	2,110,686	1,269,195
Accounts Payable	2,118,602	1,936,444

Accrued expenses and other payables	443,761	451,180
Accrued liabilities - related party	394,932	344,536
Income tax payable	71,789	247,975
Other taxes payable	516,983	505,788

TOTAL CURRENT LIABILITIES	6,949,753	6,019,118

Minority Interest	245,103	219,480

SHAREHOLDERS' EQUITY
Common stock, ($0.1208 par value, 1 billion Shares authorized;	7,514,975	7,514,975
61,750,000 shares outstanding as of March 31,07 and September 30,2006)
Statutory reserves	317,979	317,979
Retained earnings	(676,863)	(882,700)
Accumulate other comprehensive income	508,702	334,668

TOTAL SHAREHOLDERS' EQUITY	7,664,793	7,284,922

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$ 14,859,649	$ 13,523,520

     The accompanying notes are an integral part of the consolidated financial statements.

                                    LONGDAN INTERNATIONAL INC

                                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE THREE MONTHS AND SIX MONTHS ENDE MARCH 31, 2007 AND 2006

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Sales of products	$ 4,086,409	$ 3,809,592	$ 8,561,556	$ 7,480,078
Sales of services	156,049		156,049
	4,242,458	3,809,592	8,717,605	7,480,078

Cost of products sold	(3,761,929)	(3,506,899)	(7,881,604)	(6,886,073)
Cost of services sold	(35,071)	(33,885)	(69,760)	(67,648)

Gross profit	445,458	268,808	766,241	526,358

Operating expenses
Selling expenses	(76,856)	(53,684)	(157,896)	(134,193)
General and administrative expenses	(133,528)	(62,508)	(253,580)	(145,537)

Total operating expenses	(210,384)	(116,192)	(411,476)	(279,730)

Income from operations	235,074	152,616	354,765	246,628

Other income (expenses)
Other income	1,662	-	1,662
Interest income	9,066	350	12,991	2,846
Finance costs	(16,088)	(25,288)	(32,001)	(49,913)
Other expenses	(19)	(18,737)	(2,272)	(19,321)

Total other income (expenses)	(5,379)	(43,675)	(19,620)	(66,388)

Total consolidated income before income tax	229,695	108,941	335,145	180,240

Income tax expense	(68,888)	(35,950)	(103,686)	(59,479)

Total consolidated income	160,807	72,991	231,459	120,761

Minority interest expense	(12,957)	(12,202)	(25,623)	(23,264)

Consolidated net income	$ 147,850	$ 60,789	$ 205,836	$ 97,497

Basic & diluted net earning per
share:	$ 0.002	$ 0.001	$ 0.003	$ 0.002
Weighted Average Outstanding Shares	61,750,000	52,250,000	61,750,000	49.875,000

   The accompanying notes are an integral part of the consolidated financial statements.

                                          LONGDAN INTERNATIONAL INC

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                   FOR THE SIX MONTHS ENDE MARCH 31, 2007 AND 2006

	Common Stock
	Shares	Amount	Statutory capital reserves	Statutory welfare reserves	Retained earnings	Accumulated comprehensive income	Total

Balances, September 30, 2005	47,500,000	$ 5,738,000	$ 139,451	$ 139,451	$ 1,178,442	$ 179,758	$ 7,375,102

Net income					97,497		97,497

Balances, March 31, 2006	47,500,000	5,738,000	139,451	139,451	1,275,939	179,758	7,472,599

Foreign currency translation						154,910	154,910
Net income					101,655		101,655
Transfer to statutory reserves			19,539	19,538	(39,076)		-
Proceeds from issuance of shares	14,250,000	1,776,975					1,776,975
Dividends paid					(2,221,218)		(2,221,218)

Balances, September 30, 2006	61,750,000	$ 7,514,975	$ 158,989	$ 158,989	$ (882,700)	$ 334,667	$ 7,284,921

Foreign currency translation						$ 174,033	174,033
Net income					205,837		205,837

Balances, March 31, 2007	61,750,000	$ 7,514,975	$ 158,990	$ 158,989	$ (676,863)	$ 508,700	$ 7,664,791

     The accompanying notes are an integral part of the consolidated financial statements.

                                                                      LONGDAN INTERNATIONAL INC

                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE SIX MONTHS ENDED MARCH 31, 2007 AND 2006

	March 31	March 31
	2007	2006
	Unaudited	Unaudited

Cash flows from operating activities
Net income	$ 231,459	$ 120,761
Adjustment to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	98,577	95,840
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(553,945)	(168,458)
Inventories	19,937	479,734
Prepaid expenses	6,169	41,456
Increase (decrease) in:
Accounts payable	136,186	(819,838)
Accrued expenses and other payable	(17,571)	(115,801)
Accrued liability - related party	42,015	40,848
Taxes payable	(180,240)	61,689

Net cash (used in) operating activities	(217,413)	(263,769)

Cash flows from investing activities
(Increase) decrease in fixed assets	(2,313)	(159)
(Increase) decrease in construction in progress	(42,015)	(40,848)
Decrease in loan receivable from related parties	171,482	373,897
(Increase) decrease in other loan receivable	12,698	(62,466)
Net increase in investing activities	139,852	270,424

Cash flows from financing activities
(Increase) decrease in cash in cash reserve accounts	(819,652)	(724,941)
Increase in notes payable	803,262	774,661
Net increase in financing activities	(16,390)	49,720

Effect of exchange rate changes on cash	7,166	4,757

Net increase in cash	(93,951)	56,375
Cash - beginning of the year	392,126	545,367

Cash - end of the year	$ 305,341	$ 606,499

Supplemental disclosure information
Finance cost paid	$ -	$ -
Income taxes paid	$ 283,217	$ -

  The accompanying notes are an integral part of the consolidated financial statements.

LONGDAN INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2007

1. ORGANIZATION AND BASIS OF PRESENTATION

Longdan International Inc (“Longdan International” or “the Company”) was incorporated on December 12, 2006 in Nevis Islands pursuant to the Nevis Business Corporation Ordinance 1984. Longdan International Inc has not conducted any substantive operations of its own, and conducts it’s primary business operations through its variable interest entity (“VIE”), Hubei Longdan Biological Medicine Technology Co., Ltd. (“Hubei Longdan”). Hubei Longdan was established on November 19, 1998 as a limited liability company without shares, and on December 1, 2000, reorganized to a stock limited corporation by shares, under the company laws of the People’s Republic of China (“PRC” or “China”). According to the Company Law of the PRC, a “limited liability company” is a company whose owners shall assume liability towards the company to the extent of their respective capital contributions, whereas a stock limited company is a company having its total capital divided into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

Hubei Longdan has two subsidiaries:

•

Huiyuan Investment Co. Ltd., registered in August 1998, and fully merged with Hubei Longdan on December 1, 2000;

•

Hubei Fuhua Medicine Co, established on November 21, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of the Fuhua.

Hubei Longdan, through Hubei Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products. The Company’s geographic market is in the People’s Republic of China (“PRC”).

PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on December 20, 2006, the Company entered into certain exclusive agreements with Hubei Longdan and its shareholders. Hubei Longdan holds the licenses and approvals necessary to engage in the sale of pharmaceutical products in China. Pursuant to these agreements, the Company provides exclusive technology consulting and other general business operation services to Hubei Longdan in return of consulting service fees that are equal to Hubei Longdan’s net profits. In addition, Hubei Longdan’s shareholders have pledged their equity interests in Hubei Longdan to the Company, irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Hubei Longdan and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by the Company. Through these contractual arrangements, the Company has the ability to substantially influence Hubei Longdan’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder’s approval.

As a result of these contractual arrangements, which obligates the Company to absorb a majority of the risk of loss from Hubei Longdan’s activities and enable the Company to receive a majority of its expected residual returns, the Company believes Hubei Longdan as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Hubei Longdan do not have the characteristics of a controlling financial interest and the Company should be considered the primary beneficiary of Hubei Longdan. Accordingly, the Company consolidates Hubei Longdan’s results, assets and liabilities in the accompanying financial statements.

The Company’s consolidated assets do not include any collateral for Hubei Longdan’s obligations. The creditors of Hubei Longdan do not have recourse to the general credit of the Company.

22.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its variable interest entity. All significant inter-company transactions and balances between the Company, its subsidiaries and its VIE are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand and time deposits with banks and liquid investments with an original maturity of three months or less.

Accounts receivables

Accounts receivables are recognized and carried at original invoiced amount less an allowance for any uncollectible accounts.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. As of March 31, 2007 and September 30, 2006, the balances of accounts receivables, net of allowances, were $1,784,941 and $1,197,245 respectively.

Inventories

Inventories are stated at the lower of cost or market. Cost is calculated based on first-in first-out method; market value is determined by reference to the sales proceeds of items sold in the ordinary course of business or based on prevailing market conditions. Costs of inventories include purchase and related freight costs.

Property, plant and equipment

Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and motor vehicles       10 years

Office equipment                    5 years

Construction in progress

Construction in progress includes direct costs of construction of the building, rent cost and interest for the loan used in the constructions. Construction in progress is not depreciated until the assets are completed and ready for operation.

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful life (10 years) of the intangible asset.

Revenue recognition

Revenues of the Company include sales of pharmaceutical products in China. Sales are recognized based on the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured.

One source of revenue is from the purchases for resale. No return allowance is made as sales are not normally returnable. Assignment sales are recognized only when actual sales occur based on the above criteria. Revenues are presented net of value added taxes (VAT).

Another source of revenue is the service, derived from the consulting agreements regarding the production of three drug-manufacturing rights. According to the revised agreements with Hubei Huirei Pharmaceutical Company (Huirei), a related party, in May 2007, Huirei would pay Longdan $258,600(including $6,465 labor service fee) per year for Wolf-Berry Pellet; and $193,950 (including $3,879 labor service fee) for the Compound Bear Gall Capsule, and $174,555(including $2,586 labor service fee) for Indapamide.

The payment began on January 1, 2007 and payable in quarterly. The total paid period is five years from January 1, 2007 to December 31, 2011. The total service fee of three products of  $627,105 (including labor fee $12,930) will increase by 5% annually in the five year period. After December 31, 2011 both parties would renegotiate the new contracts.

For the six months ended March 31, 2007, the Company recogonized the service revenue of $156,049 according to the revised contracts.

Advertising expenses

Advertising expenses are expensed to operations in the period incurred. The advertising expenses incurred for the six months ended March 31, 2007 and 2006, were insignificant.

Income taxes

The company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when it is more likely than that some or all of the deferred tax assets will not be realized.

Foreign currency translation

The Company determines its functional currency based on the criteria of SFAS 52, Foreign Currency Translation and has determined RMB to be their functional currency. Financial statements are translated using a current rate method. For assets and liabilities, the exchange rate at the balance sheet date is used. For revenues, expenses, gains, and losses, the appropriately weighted average exchange rate for the period may be used to translate those elements. Translation adjustments are reported separately and accumulated as a separate component of equity.

Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

23.

CASH AND CASH EQUIVALENTS

The company’s cash and cash equivalents consist of cash on hand and funds in operating bank accounts, excluding cash in cash reserve accounts. The cash balances at March 31, 2007 and September 30, 2006 were $305,341 and $392,126, respectively.

24.

CASH IN CASH RESERVE ACCOUNTS

A significant amount of cash was deposited in the reserve accounts. Numerous notes were issued to the vendors against those accounts. The cash in those accounts was actually reserved to satisfy the notes issued. As of March 31, 2007 and September 30, 2006, the balances in the cash reserve accounts were $2,141,589 and $1,283,200, respectively.

25.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentration of credit risk primarily of cash and cash equivalents and accounts receivable.  As of March 31, 2007, substantially all of the Company’s cash and cash equivalents were managed by financial institutions. Accounts receivables are typically unsecured, and derived from revenue earned from customers in China. The risk with respect to accounts receivables is mitigated by ongoing monitoring process on outstanding balances.

26.

INVENTORY

Inventory consists of products purchased and related freight costs. Inventory balances as of March 31, 2007 and September 30, 2006 were as follows:

                         September 30, 2006                     $ 2,774,419

                         March 31,     2007                     $ 2,817,909

27.

PREPAID EXPENSES

The prepaid expenses are deposits to vendor accounts for the pharmaceutical products for sale. The balances as of March 31, 2007 and September 30, 2006 were $27,877 and $33,351, respectively.

28.

RELATED PARTY TRANSACTIONS

The Company had transactions in the ordinary course of business with numerous related parties such as stockholders, directors, senior officers and its associates. Listed below is a summary of the balances, consisting of both short term and long-term, with the Company's   related parties:

                                                                                              Period Ended

__March 31, 2007_________Sept.30, 2006

Longren Limited Liability Co.

   $  872,042

$ 1,022,020

Huirui Pharmacy Co

       138,822

      135,708

Others

         81,554

        79,725

Total

 $1,092,418

  $  1,237,454

There were no specific terms or interest charges for these loans receivable from the related parties, and management of the Company was confident on the collectibility of these loans.

The Company, through its VIE, had entered three lease agreements with Longren Limited Co. The lease terms and minimum lease commitments are illustrated as follows:

Lease Number	Description	Term	Beginning	Ending	Annual Payment

Lease 1	Office	15 years	3/1/2001	3/1/2016	$ 3,792
Lease 2	Office	10 years	6/1/2001	5/31/2011	1,820
Lease 3	Land	20 years	8/9/2002	8/8/2022	113,760

Note: According to original Lease 3, the lessor starts to charge the Company from December 31, 2007. In May 2007, the Company sold the building (recorded as construction-in-progress) which the land is rented for, so the lease was then ended (agreed by both sides) before collection of rent periods begin. Accordingly, the minimum lease payments listed below do not include Lease 3.

The minimum lease payments for the next five years and there after are as follows:

Year	Lease 1	Lease 2	Total

2007 (six months)	1,896	910	2,806
2008	3,792	1,820	5,612
2009	3,792	1,820	5,612
2010	3,792	1,820	5,612
2011	3,792	1,213	5,005
2012 (six months)	1,896	-	1,896
Thereafter	18,644	-	18,644

Grand Total	37,604	7,583	45,187

Rent Expenses. Rent expenses are calculated based on a straight-line method. As indicated above, the Company signed all three rental leases with its affiliate Longren Limited Liability Co. The rent expenses for the first two leases are $2,806 for the six months ended March 31, 2007. The rent of the third lease is for the land used for the building under construction. The cost of the six months rent of $41,538 based on the straight-line method has been capitalized (see Note 11 for additional information).

29.

OTHER LOANS AND INTERST RECEIVABLES

Other Loans Receivable contains loans receivables from other companies and individuals that the Company has business relationship with. There are no formal loan agreements, but the company charges those companies interest from 1% to 5%. As of March 31, 2007 and September 30, 2006, the balances of Other Loans Receivables were as follows:

Other Loans Receivable:

                   March 31, 2007                                  $1,252,030

               September 30, 2006                                  $1,236,503

Interest Receivable:

                   March 31, 2007                                  $  90,510

               September 30, 2006                                  $  88,480

30.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of March 31, 2007 and September 30, 2006, respectively:

	March 31,	September 30,
	2007	2006

Machinery & equipment	$ 391,365	$ 380,301
Motor vehicles and other transportation equipment	$ 56,374	$ 55,109
Office equipment	$ 87,467	$ 85,506

	$ 535,206	$ 520,916

Less: Accumulated depreciation	(236,614)	$ (202,736)

	$ 298,592	$ 318,180

The depreciation expenses on property, plant and equipment for the six months ended March 31, 2007 and 2006 were $28,817 and $28,192, respectively.

31.

CONSTRUCTION IN PROCESS

The construction in progress represents a pharmaceutical manufacturing facility. It consists of a four story building on a piece of land of 24.7 acre. The facility has been equipped with most recent technology in the industry. It costs almost $4.2 million.

The project started late 2000 and the construction was completed in December 2005. Due to the delay of the inspection and approval procedures, the facility was not ready for use as of the date these financial statements have been issued. The Company is still make efforts to get those procedures completed before it can be ready for use. In other words, the facility is not ready for use.

In addition to the actual costs for the construction for the facility, the Company also capitalizes rents, interests, and other direct costs. The breakdown of the costs of the construction in progress is as follows:

For the periods ended March 31, 2007 and September 30, 2006

                                 March 31, 2007

September 30, 2006

                                    $ 3,389,874                       $ 3,313,845

                                                                                            394,932                             344,536

                                                                                            493,710                             482,636

                                                                                              42,074                               41,131

                                                                                      $ 4,320,591                       $ 4,182,148

32.

INTAGIBLE ASSETS

The Company’s VIE Hubei Longdan acquired numerous pharmaceutical patents from 2000 to 2004 in order for the company to produce certain medicines. The Company values the intangibles assets at their acquired prices. The intangible assets are also amortized over their useful  lives and  reviewed  for  impairment  in  accordance  with SFAS No.  144 "Accounting for Impairment or Disposal of Long-Lived Assets."

According to the agreements, the useful life of all the intangible assets is ten years starting from the date of the agreement. The intangible assets consist of the following as of March 31, 2007 and September 30, 2006:

	March 31,	September 30,
	2007	2006

Permit of medicines	$1,034,400	$ 1,011,200
Production rights of certain medicines	374,970	366,560

	1,409,370	1,377,760

Less: Accumulated depreciation	(681,519)	(597,345)

$ 727,851	$ 780,415

The amortization expenses on the intangible assets for the six months ended March 31, 2007 and 2006 and were $69,760 and $67,648, respectively.

33.

SHORT-TERM LOAN PAYABLE AND RELATED INTESEST EXPENSES

The Company obtained a short-term loan from the Bank of China on July 24, 2004 with the original amount of $3,998,480 (exchange rate at $1=8.28 yuan on the date of the loan) to be used to purchase materials, supplies and equipment. The loan was guaranteed by its affiliate Longren Limited Co. The term of the loan was one year with an annual interest rate of 5.3%. The loan has been extended every year and the due date per last extension is July 23, 2007. As of March 31, 2007 and September 30, 2006, the balances of the short-term loan payable were $1,293,000 and $1,264,000, respectively, and the interest expenses for the six months ended March 31, 2007 and 2006, were $32,001 and $49,913, respectively.

34.

NOTES PAYABLE

Notes Payable consists of numerous notes issued for payments to the vendors for the pharmaceutical products the Company purchased. Those notes were guarantied with cash deposits in the bank (See Note 4). The balances of Notes Payable as of March 31, 2007 and September 30, 2006, were $2,110,686, and $1,269,195, respectively. The due dates for those notes are typically from three to six months.

35.

ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables contain interest accrual and other accruals and payables such as payroll and benefit accruals, miscellaneous payables, etc. Accrued expenses and other payables consist of the following as of,

	March 31, 2007	September 30 2006

Interest accrual	$ 257,427	$ 241,265
Other accruals and payables	186,334	209,915

	$ 443,761	$ 451,180

36.

STAUTORY RESERVES

The PRC Company Law requires companies to make certain appropriations before distributing dividends. Statutory reserves include reserves of both capital and welfare. Allocations of the income after tax are at least 10% to the statutory reserve, and 5% to 10% to the welfare reserves. The capital reserve is used to offset the future losses while the welfare reserve is used for capital expenditures for the collective benefits of the Company’s employees.

The balances of the statutory reserves were the following as of March 31, 2007 and September 30, 2006

	03/31/2007	09/30/2006

Statutory capital reserve	$ 158,990	$ 158,990
Statutory common welfare fund	158,989	158,989

	$ 317,979	$ 317,979

37.

INCOME TAXES

The Company is a tax exempt company, incorporated in Nevis Islands and conducts all of its business through its PRC’s VIE- Hubei Longdan.

Hubei Longdan and its subsidiaries are subject to taxes in the PRC. Hubei Longdan has two business segments Fuhua and Huei Longdan (see Note 20). Income from operations of Fuhua, that are basically the sales of pharmaceutical products are taxed at the regular rate of 33%; income from Hubei Longdan is taxed at a lower rate at 15% for its nature of business activities are new technology development.

The following is the reconciliation of the U.S. statutory rates to the Company’s effective rates:,

	Six Months Ened		Six Months Ened
	Mar 31, 2007		Mar 31, 2006
	Fuhua	Hubei Longdan	Fuhua	Hubei Longdan

U.S. Statutory rate	34.0%	34.0%	34.0%	34.0%
Foreign income not recognized in USA	-34.0%	-34.0%	-34.0%	-34.0%
China income taxes	33.0%	15.0%	33.0%	15.0%
Total provision for income taxes	33.0%	15.0%	33.0%	15.0%

For the six months ended March 31, 2007 and 2006, the tax liabilities are as follows:

	Six Months Ened		Six Months Ened
	Mar 31, 2007		Mar 31, 2006
	Fuhua	Hubei Longdan	Fuhua	Hubei Longdan

Net Income	$ 296,747	$ 38,398	$ 180,240	-

Tax Rate	33.0%	15.0%	33.0%	15.0%

Tax Liabilities	$ 97,927	$ 5,760	$ 59,479	$ -

The Company made a income tax payment of $280,005 in January 2007.  No significant deferred tax liabilities or assets existed as of September 30, 2006 or 2005.

38.

OTHER TAXES PAYABLE

Other taxes payable contains individual income tax withholding and other taxes such as education tax, city tax extra. As of March 31, 2007 and September 30, 2006, the balances were $516,983 and $505,788, respectively.

39.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Management of the Company believes that recently issued statements do not have a material impact on the Company’s financial position, results of operations or cash flows.

40.

SEGMENT FINANCIAL DATA

Segment Financial Data

Our operations are classified into two principal segments: Fuhua and Hubei Longdan. The segments are generally based on management structure and nature of businesses where each has general operating autonomy over their products and services.

Fuhua.

Hubei Fuhua Medicine Co, established on November 21, 2002, jointly owned 90% by Longdan (through Huiyuan Investment Co. Ltd.), and 10% by Mr. Qing Lian, Chairman of the Fuhua. Fuhua, is engaged in the sale of pharmaceutical products, including Chinese medicine and healthy products.

Hubei Longdan.

Hubei Longdan was established on November 19, 1998 as a limited liability company, and on December 1, 2000, reorganized to a stock corporation, under the company laws of the People’s Republic of China (“PRC” or “China). Beyond that Hubei Longdan is a parent company of Fuhua,  Hubei Longdan also owned and sold several of its drug manufacturing rights.

Results for the three months and six months ended March 31, 2007 and 2006 are as follows:

					Operating
	Revenues		Operating Profits		Profit Margin
Quarter Ended March 31,	2007	2006	2007	2006	2007	2006

Fuhua	$ 4,086,409	$ 3,809,592	$ 182,674	$ 201,081	4.5%	5.3%
Hubei Longdan	156,049	-	52,401	(48,465)	33.6%	N/A

Total segment	4,242,458	3,809,592	235,075	152,616	5.5%	4.0%

Elimination and other	-	-	1,643	(18,387)
General corporate expense	-	-	(7,022)	(25,288)

Consolidated	$ 4,242,458	$ 3,809,592	$ 229,695	$ 108,940	5.4%	2.9%

					Operating
	Revenues		Operating Profits		Profit Margin
Six Months Ended December 31,	2007	2006	2007	2006	2007	2006

Fuhua	$ 8,561,555	$ 7,480,079	$ 367,853	$ 364,268	4.3%	4.9%
Hubei Longdan	156,049	-	(13,089)	(117,640)	N/A	N/A

Total segment	8,717,604	7,480,079	354,765	246,629	4.1%	3.3%

Elimination and other	-	-	3,314	(18,972)
General corporate expense	-	-	(22,934)	(47,417)

Consolidated	$ 8,717,604	$ 7,480,079	$ 335,145	$ 180,240	3.8%	2.4%

                                                              ANNEX E

All State Properties, L.P.

Introduction to Pro Forma Combined Unaudited Financial Statements

The following combined balance sheet and statement of income gives pro forma effect to the reverse merger acquisition of All State Properties, L.P.,  by Longdan International, Inc., a Nevis corporation, following All State’s conversion from a Delaware limited partnership into a Delaware corporation.  In February All State distributed all of its assets to its partners, other than a reserve for expenses of winding down, and currently has no assets or liabilities, other than the reserve and certain ongoing liabilities relating to its public company status and the Acquisition.  Under the terms of the Acquisition Agreement, Hubei Longdan has agreed to pay the costs relating to the Acquisition and the costs of maintaining the Company following the final distribution to partners.  For purposes of these pro formas, since the Company is a shell corporation and will have no assets or liabilities at the time of closing of the Acquisition,  all entries for All State have been eliminated.

Per share amounts reflect the conversion of All State into a corporation, the issuance of shares of Series B Common Stock to the former All State partners in connection with the conversion and the issuance of shares of Series A Common Stock, Series B Common Stock and Series C Common Stock to the shareholders of Longdan in connection with the merger of Longdan into LHI’s wholly-owned subsidiary, Hubei Longdan (Delaware), Inc.  The pro forma per share amounts are calculated on an “as if converted” into shares of Series B Common Stock basis with respect to the Series A Common Stock and the Series C Common Stock.

It should also be noted that Longdan conducts its business through its variable interest entity, Hubei Longdan Biological Medicine Technology Co., Ltd., a company incorporated under the laws of  Peoples Republic of China.  Hubei Longdan and its shareholders have entered into certain contractual arrangements that obligates Longdan to absorb the majority of the risk of loss from Hubei Longdan’s activities and enables Longdan to receive a majority of its expected residual returns.  Accordingly, the assets, liabilities and financial results of Hubei Longdan are the assets, liabilities and financial results shown for Longdan and the combined company.

ALL STATE PROPERTIES AND SUBSIDIARY

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

MARCH 31, 2007

	ALL STATE	LONGDAN
	PROPERTIES	INTERN'L
			Pro forma
	Unaudited	Unaudited	adjustments		Pro forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 36,712	$ 305,341	$ (36,712)	(1)	$ 305,341
Cash in cash reserve accounts		2,141,589			2,141,589
Accounts receivable, net of allowance for		1,784,941			1,784,941
doubtful accounts of $80,376 and $55,396
as of Dec. 31 and Sept. 30, 2006, respectively					-
Inventory		2,817,909			2,817,909
Prepaid expenses		27,877			27,877
Loan receivable from related parties - short term		470,892			470,892
Interest receivable		90,510			90,510

TOTAL CURRENT ASSETS	36,712	7,639,059	(36,712)		7,639,059

Fixed assets, net		298,592			298,592
Constructions in progress		4,320,591			4,320,591
Intagible assets, net		727,851			727,851
Loan receivable from related parties - long term		621,526			621,526
Other loans receivable		1,252,030			1,252,030

TOTAL ASSETS	36,712	14,859,649	(36,712)		14,859,649

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
Short-term loan payable		$ 1,293,000			1,293,000
Notes payable		2,110,686			2,110,686
Accounts Payable	3,856	2,118,602	(3,856)	(1)	2,118,602
Accrued expenses and other payables		443,761			443,761
Accrued liabilities - related party		394,932			394,932
Income tax payable		71,789			71,789

Other taxes payable		516,983			516,983

TOTAL CURRENT LIABILITIES	3,856	6,949,753	(3,856)		6,949,753

Minority Interest		245,103			245,103

SHAREHOLDERS' EQUITY
Common stock	32,856	7,514,975	(32,856)	(1)	7,514,975
Statutory reserves		317,979			317,979
Retained earnings		(676,863)			(676,863)
Accumulate other comprehensive income		508,702			508,702

TOTAL SHAREHOLDERS' EQUITY	32,856	7,664,793	(32,856)		7,664,793

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$ 36,712	$ 14,859,649	$ (36,712)		$ 14,859,649

	-	-			-

(1) To record the merger of All State Properties and Longdan International.
(2) To eliminate pre-acquisition profit (loss) of All State Properties.

	ALL STATE PROPERTIES AND SUBSIDIARY
	PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
	SIX MONTHS ENDED DECEMBER 31, 2006 AND MARCH 31, 2007
	Six Months Ended	Six Months Ended
	December 31, 2006	March 31, 2007
	ALL STATE PROPERTIES	LONGDAN INTERN'L	Pro forma adjustments		Pro forma

Revenue
Sales of products	$ -	$ 8,561,556			8,561,556
Sales of services		156,049			156,049
Equity in income	211,736		(211,736)	(2)	-
Realization of deferred income	68,207		(68,207)	(2)	-

	279,943	8,717,605	(279,943)		8,717,605

Cost of products sold	-	(7,881,604)			(7,881,604)
Cost of services sold	-	(69,760)			(69,760)

Gross profit	279,943	766,241	(279,943)		766,241

Operating expenses
Selling expenses		(157,896)			(157,896)
General and administrative expenses	(75,812)	(253,580)	75,812	(2)	(253,580)

Total operating expenses	(75,812)	(411,476)	75,812		(411,476)

Income from operations	204,131	354,765	(204,131)		354,765

Other income (expenses)
Other income		1,662			1,662

Interest income		12,991			12,991
Finance costs	(5,588)	(32,001)	5,588	(2)	(32,001)
Other expenses		(2,272)			(2,272)

Total other income (expenses)	(5,588)	(19,620)	5,588		(19,620)

Income before income tax	198,543	335,145	(198,543)		335,145

Income tax expense	-	(103,686)	-		(103,686)

Income before minority interest expense	198,543	231,459	(198,543)		231,459

Minority interest expense	-	(25,623)	-		(25,623)

Net income	$ 198,543	$ 205,836	$ (198,543)		$ 205,836

Basic earnings (loss) per share					$ 0.003

Weighted Average Outstanding Shares                                                                                    61,750,000                                             69,382,022

(2) To eliminate pre-acquisition profit (loss) of All State Properties.

ALL STATE PROPERTIES AND SUBSIDIARY

PRO FORMA COMBINED STATEMENT OF OPERATION (UNAUDITED)
YEAR ENDED JUNE 30, 2006 AND SEPTEMBER 30, 2006

	Year Ended	Year Ended
	June 30, 2006	Sept. 30, 2006
	ALL STATE PROPERTIES	LONGDAN INTERN'L	Pro forma adjustments		Pro forma

Revenue
Product sales	$ -	$ 16,359,700			$ 16,359,700
Services sales		-			-
Equity in loss of real estate partnership - related party	(24,102)		24,102	(2)	-

	(24,102)	16,359,700	24,102		16,359,700

Cost of goods sold
Cost of products sold	-	(15,058,049)			(15,058,049)
Cost of services sold	-	(136,359)			(136,359)
	-	(15,194,408)			(15,194,408)

Gross profit (loss)	(24,102)	1,165,292	24,102		1,165,292

Operating expenses
Selling expenses		(265,266)			(265,266)
General and administrative expenses	(44,401)	(478,308)	44,401	(2)	(478,308)

Total operating expenses	(44,401)	(743,574)	44,401		(743,574)

Income (loss) from operations	(68,503)	421,718	68,503		421,718

Other income (expenses)
Interest income		43,785			43,785
Finance costs	(9,513)	(63,369)	9,513	(2)	(63,369)
Other expenses		(20,374)			(20,374)

Total other income (expense)	(9,513)	(39,959)	9,513		(39,958)

Income before income tax	(78,016)	381,759	78,016		381,759

Income tax expense	-	(125,981)			(125,981)

Income before minority interest expense	(78,016)	255,779	78,016	255,778

Minority interest expense	-	(56,626)		(56,626)

Net income (loss)	$ (78,016)	$ 199,153	$ 78,016	$ 199,153

Basic earnings (loss) per share				$ 0.003

Weighted Average Outstanding Shares:                                                                                55,812,500                                               62,710,675